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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

       Goodman                      Steven                             J.
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        (Last)                      (First)                        (Middle)

                           24843 Del Prado, No. 536
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                                   (Street)

     Dana Point                       CA                              92629
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               10/25/95
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3.  IRS or Social Security Number of Reporting Person (Voluntary)
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4.  Issuer Name and Ticker or Trading Symbol  JAVELIN SYSTEMS, INC.,
                                             -----------------------------------
    a Delaware corporation, Nasdaq SmallCap Market Symbol: JVLN
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5.  Relationship of Reporting Persons to Issuer (Check all applicable)

    [X] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)   N/A
                                                    ----------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X]  Form filed by One Reporting Person
    [ ]  Form filed by More than One Reporting Person


             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
                                                             Steven J. Goodman,
                                                             Trustee of the
                                                             Steven J. Goodman
                                                             Revocable Living
Common Stock            296,700                I             Trust
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
5(b)(v).
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FORM 3 (continued)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative     2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)        cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                               Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                               Date                                                 Price           Security:      Ownership
                               (Month/Day/                                          of              Direct (D)     (Instr. 5)
                               Year)                                                Derivative      or In-
                           ----------------------------------------------------     Security        direct (I)
                            Date      Expira-                        Amount or                      (Instr. 5)
                            Exer-     tion            Title          Number of
                            cisable   Date                           Shares
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
                                                                                                                Steven J. Goodman,
                                                                                                                Trustee of the
                                                                                                                Steven J. Goodman
Warrant to Purchase                                                                                             Charitable
Common Stock                10/25/96  *-1     Common Stock           10,000          *-2              I         Revocable Trust; *-3
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
Explanation of Responses:

*-1 No expiration date.
*-2 Aggregate exercise price to purchase 10,000 shares is $1.00.
*-3 The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                               /s/  Steven J. Goodman              11/4/96
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                        By:     Steven J. Goodman
                        For:

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.